Exhibit 99.1

Transave, Inc.
(A Development Stage Company)
Index to Financial Statements

Contents
Report of Independent Auditors
Balance Sheets as of December 31, 2008 and 2009
Statements of Operations for the Years Ended December 31, 2008 and 2009 and the Period From May 27, 1997 (Inception) to December 31, 2009
Statements of Stockholders’ Deficiency for the Period May 27, 1997 (Inception) to December 31, 2009
Statements of Cash Flows for the Years Ended December 31, 2008 and 2009 and the Period From May 27, 1997 (Inception) to December 31, 2009
Notes to Financial Statements

Report of Independent Auditors

The Board of Directors and Stockholders

Transave, Inc.

We have audited the accompanying balance sheets of Transave, Inc. (a development stage company) (the Company) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ deficiency, and cash flows for the years then ended and the period from May 27, 1997 (inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transave, Inc. (a development stage company) at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended and the period from May 27, 1997 (inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and will require additional funding in the future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/Ernst & Young LLP

Metropark, New Jersey

April 27, 2010

Transave, Inc.
(A Development Stage Company)
Balance Sheets

	December 31
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,745,210	$18,838,213
Prepaid expenses and other current assets	90,260	93,757
Total current assets	2,835,470	18,931,970

Fixed assets, net of accumulated depreciation	1,719,325	2,134,937
Deferred financing fees	176,457	146,070
Other assets	90,616	90,616
Total assets	$4,821,868	$21,303,593

Liabilities and stockholders’ deficiency
Current liabilities:
Accounts payable	$1,616,418	$2,373,277
Accrued expenses	2,058,431	2,014,104
Capital lease payable	136,068	102,172
Venture debt (current portion)	4,487,297	655,243
Total current liabilities	8,298,214	5,144,796

Capital lease payable, net of current maturity	131,220	270,011
Warrant liability	1,633,064	568,182
Convertible notes	5,027,070	–
Venture debt	7,009,941	11,350,382

Series A, 7% noncumulative redeemable convertible preferred stock, $0.001 par value; 5,733,884 shares authorized; 3,935,374 shares issued and outstanding; liquidation preference $1,318,350 at December 31, 2009 and 2008	2,636,700	2,636,700
Series B, 7% noncumulative redeemable convertible preferred stock, $0.001 par value; 17,779,414 shares authorized; 17,165,733 shares issued and outstanding; liquidation preference $6,866,293 at December 31, 2009 and 2008	13,715,051	13,680,534
Series C, 7% noncumulative redeemable convertible preferred stock, $0.001 par value; 69,682,941 shares authorized; 68,588,096 shares issued and outstanding; liquidation preference $19,890,548 at December 31, 2009 and 2008	39,263,763	39,008,700
Series D, 7% noncumulative redeemable convertible preferred stock, $0.001 par value, 207,750,046 shares authorized; 180,895,692 and 178,791,375 shares issued and outstanding; liquidation preference $36,197,228 and $35,776,154, at December 31, 2009 and 2008, respectively	35,978,395	35,497,330

Stockholders’ deficiency:
Common stock, $0.001 par value; 432,663,372 shares authorized, 22,433,903 and 22,073,867 shares issued and outstanding at December 31, 2009 and 2008, respectively	22,434	22,074
Additional paid-in capital	8,525,378	8,183,502
Deficit accumulated during the development stage	(117,417,957)	(95,015,646)
Accumulated other comprehensive (loss) income	(1,405)	(42,972)
Total stockholders’ deficiency	(108,871,550)	(86,853,042)
Total liabilities and stockholders’ deficiency	$4,821,868	$21,303,593

See accompanying notes.

Transave, Inc.
(A Development Stage Company)
Statements of Operations

	Year Ended December 31		Period from May 27, 1997 (Inception) to December
	2009	2008	31, 2009

Grant and other revenue	$2,325,000	$359,167	$4,055,791

Operating expenses:
Research and development	18,226,427	24,449,654	91,488,486
General and administrative	3,951,100	4,222,448	23,470,075
Other expense	235,154	110,514	345,668
Total operating expenses	22,412,681	28,782,616	115,304,229

Loss from operations	(20,087,681)	(28,423,449)	(111,248,438)

Interest expense	(2,025,972)	(362,321)	(3,345,045)
Interest income	3,246	289,419	1,345,678
Change in fair value of warrant liability	78,530	6,063	563,107
Loss before income tax benefit	(22,031,877)	(28,490,288)	(112,684,698)

Income tax (expense) benefit	(20,863)	518,330	2,528,689
Net loss	$(22,052,740)	$(27,971,958)	$(110,156,009)

See accompanying notes.

Transave, Inc.
(A Development Stage Company)
Statements of Stockholders’ Deficiency

	Common Stock		Additional Paid-in	Deficit Accumulated During the	Other Comprehensive	Total
	Number of Shares	Amount	Capital (Note 1)	Development Stage	Income (Loss)	Stockholders’ Deficiency

Balance, May 27, 1997 (inception)	–	$–	$–	$–	$–	$–
Issuance of common stock to founders	6,000,000	6,000	–	–	–	6,000
Net loss	–	–	–	(112,115)	–	(112,115)
Balance, January 1, 2000	6,000,000	6,000	–	(112,115)	–	(106,115)
Net loss	–	–	–	(460,893)	–	(460,893)
Balance, December 31, 2000	6,000,000	6,000	–	(573,008)	–	(567,008)
Net loss	–	–	–	(1,804,961)	–	(1,804,961)
Balance, December 31, 2001	6,000,000	6,000	–	(2,377,969)	–	(2,371,969)
Issuance of warrant in connection with capital lease	–	–	1,451	–	–	1,451
Issuance of common stock to Board of Directors	65,000	60	4,140	–	–	4,200
Accretion of issuance costs	–	–	–	(63,518)	–	(63,518)
Issuance of options to nonemployees	–	–	8,450	–	–	8,450
Net loss	–	–	–	(2,532,728)	–	(2,532,728)
Balance, December 31, 2002	6,065,000	6,060	14,041	(4,974,215)	–	(4,954,114)
Issuance of warrants in connection with an operating lease	–	–	10,814	–	–	10,814
Issuance of common stock	140,000	140	27,761	–	–	27,901
Issuance of options in connection with a capital lease	–	–	3,998	–	–	3,998
Accretion of issuance costs	–	–	–	(86,603)	–	(86,603)
Issuance of options to nonemployees	–	–	47,148	–	–	47,148
Net loss	–	–	–	(4,518,651)	–	(4,518,651)
Balance, December 31, 2003	6,205,000	6,200	103,762	(9,579,469)	–	(9,469,507)
Issuance of common stock	240,000	240	22,944	–	–	23,184
Issuance of common stock for exercise of options	125,640	65	25,063	–	–	25,128
Accretion of issuance costs	–	–	–	(93,932)	–	(93,932)
Net loss	–	–	–	(7,591,713)	–	(7,591,713)
Balance, December 31, 2004	6,570,640	6,505	151,769	(17,265,114)	–	(17,106,840)
Issuance of common stock	130,000	196	37,804	–	–	38,000
Issuance of common stock for exercise of options	7,125	7	1,168	–	–	1,175
Issuance of options to nonemployees	–	–	10,754	–	–	10,754
Accretion of issuance costs	–	–	–	(93,932)	–	(93,932)
Net loss	–	–	–	(8,504,243)	–	(8,504,243)
Balance, December 31, 2005	6,707,765	6,708	201,495	(25,863,289)	–	(25,655,086)
Issuance of common stock for exercise of options	97,500	97	16,340	–	–	16,437
Stock-based compensation	480,000	480	198,895	–	–	199,375
Reclassification of warrant liability upon exercise of Series C redeemable convertible preferred stock warrants	–	–	936	–	–	936
Accretion of issuance costs	–	–	–	(295,034)	–	(295,034)
Accretion of preferred stock dividends	–	–	–	(2,450,343)	–	(2,450,343)
Net loss	–	–	–	(14,154,498)	–	(14,154,498)
Other comprehensive loss:
Foreign currency translation adjustment	–	–	–	–	39,800	39,800
Total comprehensive loss						(14,114,698)
Balance, December 31, 2006	7,285,265	7,285	417,666	(42,763,164)	39,800	(42,298,413)
Issuance of common stock	369,959	370	25,527	–	–	25,897
Issuance of common stock for exercise of options	40,250	41	4,985	–	–	5,026
Stock-based compensation	–	–	147,370	–	–	147,370
Accretion of issuance costs	–	–	–	(325,875)	–	(325,875)
Accretion of preferred stock dividends	–	–	–	(3,133,108)	–	(3,133,108)
Conversion of preferred stock dividends	9,250,060	9,250	5,574,200	–	–	5,583,450
Net loss	–	–	–	(20,451,509)	–	(20,451,509)
Other comprehensive loss:
Foreign currency translation adjustment	–	–	–	–	(4,833)	(4,833)
Total comprehensive loss						(20,456,342)

Transave, Inc.
(A Development Stage Company)
Statements of Stockholders’ Deficiency (continued)

	Common Stock		Additional Paid-in	Deficit Accumulated During the	Other Comprehensive	Total
	Number of Shares	Amount	Capital (Note 1)	Development Stage	Income (Loss)	Stockholders’ Deficiency

Balance, December 31, 2007	16,945,534	$16,946	$6,169,748	$(66,673,656)	$34,967	$(60,451,995)
Issuance of common stock for services	512,827	513	21,200	–	–	21,713
Issuance of common stock for exercise of options	85,205	85	10,081	–	–	10,166
Accretion of issuance costs	–	–	–	(370,032)	–	(370,032)
Conversion of preferred stock dividends	(33)	–	(20)	–	–	(20)
Conversion of Series D pay-to-play	4,530,334	4,530	1,667,613	–	–	1,672,143
Stock-based compensation to employees	–	–	314,880	–	–	314,880
Net loss	–	–	–	(27,971,958)	–	(27,971,958)
Other comprehensive loss:
Foreign currency translation adjustment	–	–	–	–	(77,939)	(77,939)
Total comprehensive loss						(28,049,897)
Balance, December 31, 2008	22,073,867	22,074	8,183,502	(95,015,646)	(42,972)	(86,853,042)
Issuance of common stock	185,863	186	7,249	–	–	7,435
Issuance of common stock for exercise of options	174,173	174	6,792	–	–	6,966
Accretion of issuance costs	–	–	–	(349,571)	–	(349,571)
Stock-based compensation to employees	–	–	327,835	–	–	327,835
Net loss	–	–	–	(22,052,740)	–	(22,052,740)
Other comprehensive loss:
Foreign currency translation adjustment	–	–	–	–	41,567	41,567
Total comprehensive loss						(22,011,173)
Balance, December 31, 2009	22,433,903	$22,434	$8,525,378	$(117,417,957)	$(1,405)	$(108,871,550)

See accompanying notes.

Transave, Inc.
(A Development Stage Company)
Statements of Cash Flows

	Year Ended December 31		Period from May 27, 1997 (Inception) to December 31,
	2009	2008	2009
Cash flows from operating activities
Net loss	$(22,052,740)	$(27,971,958)	$(110,156,009)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	661,697	510,081	2,364,594
Stock-based compensation to employees	327,835	314,880	1,103,673
Issuance of common stock for services	–	21,713	88,065
Series D preferred stock issued in connection with licensing agreement	421,074	776,155	1,197,229
Warrant costs in connection with operating lease	–	–	10,814
Warrant costs in connection with bridge financing	–	–	462,722
Loss on abandonment of leasehold improvements	–	–	12,791
Change in fair value of warrant liability	(78,530)	(6,063)	(563,107)
Amortization of debt issuance cost	72,015	14,696	86,711
Noncash interest expense, net	446,392	31,710	538,782
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(98,905)	(29,629)	(199,754)
Other assets	–	(1,641)	(90,616)
Accounts payable and accrued expenses	(712,532)	107,227	3,690,869
Net cash used in operating activities	(21,013,694)	(26,232,829)	(101,453,236)

Cash flows from investing activities
Purchase of marketable securities	–	–	(1,202,113)
Sale of marketable securities	–	–	1,281,713
Purchases of fixed assets	(246,085)	(1,026,301)	(2,863,833)
Net cash used in investing activities	(246,085)	(1,026,301)	(2,784,233)

Cash flows from financing activities
Proceeds from issuance of convertible notes, net	5,870,947	–	11,870,947
Proceeds from issuance of preferred stock, net	–	19,361,936	84,321,289
Proceeds from issuance of common stock, net	14,401	10,166	108,429
Proceeds from venture debt, net	–	12,339,214	12,339,214
Payment of venture debt, net	(655,243)	–	(655,243)
Payment of capital lease obligation, net	(104,896)	–	(965,585)
Net cash provided by financing activities	5,125,209	31,711,316	107,019,051

Effect of exchange rate differences on cash and cash equivalents	41,567	(77,939)	(36,372)

Net increase (decrease) in cash and cash equivalents	(16,093,003)	4,374,247	2,745,210
Cash and cash equivalents at beginning of period	18,838,213	14,463,966	–
Cash and cash equivalents at end of period	$2,745,210	$18,838,213	$2,745,210

Supplemental schedule of noncash financing and investing activities
Issuance of shares for intellectual property	$–	$–	$6,000
Issuance of shares for offering costs	$–	$–	$47,642
Conversion of Series D pay-to-play	$–	$1,672,143	$1,672,143
Assets acquired from capital lease obligations	$–	$372,183	$1,349,005
Interest paid in cash	$1,463,601	$330,610	$2,750,964
Warrants issued in connection with Venture debt	$–	$526,087	$526,087
Warrants issued in connection with Convertible Notes	$1,143,412	$–	$1,143,412

See accompanying notes.

Transave, Inc.

(A Development Stage Company)

Notes to Financial Statements

December 31, 2009

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

Transave, Inc. (the Company) was incorporated in the state of Delaware on May 27, 1997. The Company is engaged in research and development related to the creation of a unique lipid and liposome platform technology for the treatment of lung diseases. The Company is considered a development stage enterprise as defined by ASC 915, Development Stage Entities.

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended December 31, 2009, the Company incurred a net loss of approximately $22,053,000 and a use of cash in operating activities of approximately $21,014,000. The Company’s deficit accumulated during the development stage was approximately $117,418,000 at December 31, 2009, and the Company expects to incur substantial losses for the foreseeable future. The Company’s cash requirements have been funded primarily through sales of its redeemable convertible preferred stock and venture loans. In October and November 2009, the Company completed the first tranche of a convertible note financing. In February 2010, the Company completed the second tranche of a convertible note financing. The Company is currently working with existing investors on financing terms for additional funds. As of the date of issuance of the financial statements, the Company needed additional funds to support long-term ongoing operations and to complete clinical studies. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. There is no guarantee that the Company will successfully obtain the required capital or, if obtained, the amounts will be sufficient to fund ongoing operations in 2010. The inability to secure additional capital could have a material adverse effect on the Company, including the possibility that the Company could have to cease operations.

Use of Estimates

The preparation of the financial statements and related disclosures in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of revenues and expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, stock-based compensation, income taxes, loss contingencies and accounting for research and development costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains a cash account in the United Kingdom which is translated at each balance sheet date.

Fair Value of Financial Instruments

In September 2006, ASC 820 was issued, Fair Value Measurement and Disclosures. The Company adopted ASC 820 on January 1, 2008. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the inputs to be used to estimate fair value. ASC 820 also expands financial statement disclosures about fair value measurements. ASC 820 describes the following three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

A summary of the fair value of the Company’s financial assets (allocated by Level) as of December 31, 2009 and 2008 is as follows:

	Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total

Money market funds/cash and cash equivalents	$1,033,066	$–	$–	$1,033,066
Warrant liabilities	–	–	(1,633,064)	(1,633,064)

Fair value is estimated using an option-pricing model, which includes variables such as the expected volatility based on guidelines public companies, the preferred stock value, and the estimated time to a liquidity event. Below is a roll-forward of the Level 3 Liabilities, which reflects the 2009 change in fair value of the warrant liability, which is associated with the warrants issued in connection with the issuance of multiple financing.

Level 3 Liabilities

Warrant Liabilities

Balance, beginning of year	$(568,182)
Issuances of warrants	(1,143,412)
Unrealized (gains) losses due to fair value change	78,530
Balance, end of year	$(1,633,064)

The significant assumptions used in preparing the option pricing model for valuing the Company’s warrants as of December 31, 2009 include (i) volatility (73.15%), (ii) risk free interest rate (estimated using treasury constant maturities with useful life of 5 years and interest rate of 2.2%), (iii) strike price (ranging from $0.20 to $0.80), (iv) fair value of preferred shares ($0.20), and (v) expected life (ranging from 1.13 to 10.0 years).

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation and amortization. Depreciation for fixed assets is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to ten years. Leasehold improvements are amortized over the shorter of the life of the asset or the lease term.

Deferred Financing Costs

Deferred financing costs include costs directly attributable to the Company’s debt offering. These costs are deferred and are capitalized. Costs attributable to the debt financing are amortized over the term of the financing. During 2009, the Company expensed $72,015 of deferred financing fees associated with the Company’s venture debt. The Company had approximately $176,457 in other assets associated with debt as of December 31, 2009.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents in bank accounts, which, at times, exceed federally insured limits. The Company has not recognized any losses from credit risks on such accounts during any of the periods presented. The Company believes it is not exposed to significant credit risk on cash and cash equivalents.

Stock-Based Compensation

The Company stock options are governed by its 2000 Stock Option Plan, as amended (the Stock Option Plan), which is described more fully in Note 8. On January 1, 2006, the Company adopted the fair value recognition provisions of ASC 718, Stock Compensation, using the prospective transition method. Under the prospective transition method, compensation expense is recognized in the financial statements on a prospective basis for all shared-based payments granted subsequent to January 1, 2006, based upon grant-date fair value estimated in accordance with the provisions of ASC 718.

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The gains and losses resulting from the changes in exchange rates from year to year have been translated into U.S. dollars and reported in other comprehensive loss. All asset and liability accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. As of December 31, 2009 and 2008, the accumulated unrealized foreign exchange translation gain (loss) included in other comprehensive gain (loss) was $(1,405) and $(42,972), respectively.

Comprehensive (Loss)

The Company applies the provisions of ASC 220, Comprehensive Income. Comprehensive loss is defined to include all changes in equity, except those resulting from investments by stockholders and distribution to stockholders, and is reported in the statement of stockholders’ equity. Comprehensive loss as of December 31, 2009 and 2008 is as follows:

	December 31,
	2009	2008

Net loss	$(22,052,740)	$(27,971,958)
Foreign currency translation adjustment	41,567	(77,939)
Total comprehensive loss	$(22,011,173)	$(28,049,897)

Grant Revenue Recognition

Payments received under contracts to fund certain research activities are recognized as revenue in the period in which the research activities are performed.

Redeemable Convertible Preferred Stock

The carrying value of redeemable convertible preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the earliest redemption date.

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Warrants

The Company accounts for its warrants to purchase redeemable convertible preferred stock in accordance with ASC 480, Distinguishing Liabilities From Equity. ASC 480 requires that a financial instrument, other than an outstanding share, that, at inception, is indexed to an obligation to repurchase the issuer’s equity shares, regardless of the timing of the redemption feature, and may require the issuer to settle the obligation by transferring assets be classified as a liability. The Company measures the fair value of its warrant liability using an option pricing model with changes in fair value recognized as a change in warrant liability which is reflected in the statement of operation. The value of the warrant liability at issuance was $2,197,111. The value as of December 31, 2009 was $1,633,064.

Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values. Long-lived assets to be disposed are reported at the lower of the carrying amount or fair value less cost to sell.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expense consists primarily of costs related to personnel, including salaries and other personnel-related expenses, consulting fees and the cost of facilities and support services used in drug development. All research and development costs are charged to operations as incurred in accordance with ASC 730, Research and Development.

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Income Taxes and Other Related Accounts

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the amounts of existing assets and liabilities carried on the financial statements and their respective tax bases and the benefits arising from the realization of operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when it is more likely than not that a deferred tax asset will not be realized.

On January 1, 2009, the Company adopted the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company has no uncertain tax positions as of December 31, 2009 that qualify for either recognition or disclosure in the financial statements under this new guidance.

2. Research Funding Agreement

During 2009 and 2005, the Company entered into a research funding agreements with Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT) where the Company received $2.2 million and $1.7 million for each respective agreement in research funding for the development of its Arikace™ (formerly known as SLIT™ Amikacin) product. If Arikace™ becomes an approved product in the United States, the Company will owe a “royalty payment” to CFFT of up to $13.4 million that is payable over a three-year period after approval as a commercialized drug in the United States. Furthermore, if certain sales milestones are meet within 5 years of the drug commercialization approval in the United States, the Company would owe an additional $3.9 million in additional “royalty payment.” Since there is significant development risk associated with Arikace™, the Company has not accrued the royalty obligations. In addition, the Company is recording the research funding payments over the expected performance periods, which is each phase of development, as defined in the CFFT contract.

3. Fixed Assets

Fixed assets consist of the following:

	December 31
	2009	2008

Equipment	$3,002,263	$2,766,964
Furniture and fixtures	101,768	101,768
Leasehold improvements	979,286	968,500
	4,083,317	3,837,232
Less accumulated depreciation and amortization	(2,363,992)	(1,702,295)
Fixed assets, net	$1,719,325	$2,134,937

Fixed assets include equipment held under capital lease obligations with an approximate net carrying value at December 31, 2009 and 2008 of $287,062 and $375,637, respectively.

4. Leases

Operating Leases

The Company leases its laboratory and office space located in Monmouth Junction, New Jersey under an operating lease arrangement. The Company’s office and laboratory space lease will expire on November 30, 2010. Also, the Company leases miscellaneous equipment which will expire throughout 2011. Rental expense was approximately $533,850, $533,850 and $2,866,700 for the years ended December 31, 2009 and 2008 and the period from May 27, 1997 (inception) through December 31, 2009, respectively.

Capital Leases

In 2008, the Company entered into two equipment lease agreements totaling $221,301 for equipment purchases with an effective interest rate of approximately 9.9%. All draws on this financing arrangement are collateralized by the equipment purchased.

Total annual future minimum lease payments at December 31, 2009 are as follows:

	Capital	Operating
	Leases	Leases
Year Ending December 31:
2010	$149,636	$596,252
2011	55,819	6,149
2012	55,819	5,880
2013	37,576	980
2014	–	–
Total minimum lease payments	298,850	$609,261
Less amount representing interest	(31,562)
Present value of minimum lease payments	267,288
Less amount due within one year	(136,068)
Long-term portion	$131,220

5. Debt Financing

During 2005, the Company issued a series of notes and warrants in connection with term loans (Bridge Loans) to help fund the Company’s operations prior to the closing of the Series C financing. The principal owed on all these notes issued in 2005 plus accrued interest was converted into 10,902,852 Series C shares on February 17, 2006. The notes accrued interest at an annual rate of 7%. In addition, the Company issued 1,034,474 warrants in connection with the Bridge Loans. The value of the warrant at issuance was accounted for as a debt discount and amortized to interest expense over the life of the loan. Total interest expense recognized related to amortization of debt discount in 2005 is $411,000 (see warrant discussion below).

Venture Debt

During 2008, the Company entered into a $12,500,000 venture loan and security agreement and borrowed $7,500,000 and $5,000,000 on August 27, 2008 and December 22, 2008, respectively. The principal amount outstanding under this loan agreement bears interest at 11.75% per annum. Principal repayments on the loans begin October 1, 2009 and February 1, 2010, respectively. The loans are scheduled to mature on February 29, 2012 and July 1, 2012, respectively. In connection with this loan agreement, the Company granted the lender a first-priority security interest on all of the Company’s assets, except for intellectual property.

5. Debt Financing (continued)

In connection with this loan agreement, the Company entered into a warrant agreement, under which the lender has the right to purchase 3,748,125 shares of the Company’s Series D redeemable convertible preferred stock with an exercise price of $0.2001. The warrants became exercisable upon issuance. See Note 6 for further description.

The scheduled debt payments as of December 31, 2009 are as follows:

Year Ending December 31:
2010	$4,487,297
2011	5,204,404
2012	2,153,056
2013	–
Thereafter	–
Total	$11,844,757

The Company is in compliance with all of its loan and security agreement covenants as of December 31, 2009.

Convertible Notes

During 2009, the Company entered into a $12,000,000 convertible note financing. The principal amount outstanding under the agreement bears interest at 10.0% per annum. The first draw on the convertible notes amounted to $5,870,946. The second draw was in the amount of $6,129,054 and occurred on February 23, 2010. The principal and unpaid interest on the Notes shall be due and payable at the earlier of (i) the written election, on or after March 31, 2011, of the holders of 62.5% in interest of the then outstanding principal under the Notes, (ii) the Company’s equity securities issued in a transaction or series of related transactions with aggregate gross proceeds of at least $10,000,000, excluding conversion of any of the Notes (the “Next Equity Financing”), (iii) the closing of a Liquidity Equity or the initial public offering of the Company’s common stock. Each Note shall (i) be automatically converted into shares of the Next Equity Financing, or (ii) be converted, at the election of the Requisite Lenders at any time after March 31, 2011, into shares of the Company’s Series D Preferred Stock or (iii) be automatically converted immediately prior to a Liquidity Event or the initial public offering of the Company’s common stock into shares of the Company’s Series D Preferred Stock. The conversion price is $0.2001 per share.

5. Debt Financing (continued)

In connection with this convertible note financing, the Company entered into a warrant agreement to issue Series D redeemable convertible stock with an exercise price of $0.2001 per share equal to the sum of 25.0 percent of the principal amount of the Notes issued divided by the Share Price. The number of warrants issued for Tranche 1 was 7,334,267 (see Note 6).

6. Warrants

During 2002 in connection with a bridge loan prior to the Series B financing, the Company issued warrants to purchase 75,000 shares of Series B redeemable convertible preferred stock at $0.80 per share. The Company recorded the warrants at the date of issuance as a component of issuance costs. These warrants will expire upon either a change in control or June 30, 2012, whichever is earlier. The value of these warrants was $1,815 in 2009 and $3,285 in 2008.

During 2003, the Company issued warrants to purchase 13,518 shares of common stock in connection with its capital lease financing. These warrants will expire on December 31, 2013. The warrant was fully vested at issuance and was valued at $3,998 and recorded as a component of interest expense. In addition, the Company also issued warrants to purchase 273,773 shares of common stock in connection with the renewal of its facility lease. These warrants vest over a three-year period with escalating exercise prices starting at $1.00 per common share. The value of the vested warrants was $10,814 and was recorded as a component of general and administrative expense. These warrants will expire upon a change in control or January 31, 2013, whichever is earlier.

During 2005, in connection with a bridge loan prior to the Series C financing, the Company issued warrants to purchase 1,034,474 shares of Series C redeemable convertible preferred stock at $0.58 per share. The value of the warrant liability at issuance was $411,000. The value of the warrants as of December 31, 2009 and 2008, calculated using an option pricing model, was $10,841 and $33,038, respectively. These warrants will expire on February 17, 2011. During 2006, 2,036 shares of the Series C warrants were exercised at $0.58 per share.

In August and December 2008 in connection with its venture debt financing, the Company issued 2,248,875 and 1,499,250 shares of Series D redeemable convertible preferred stock at $0.2001 per share, respectively. The value of the warrant liability at issuance was $526,087. The value of the warrants as of December 31, 2009 and 2008, calculated using an option pricing model was $483,433 and $531,859, respectively. The warrants will expire on August 27, 2015 and December 22, 2015.

In October and November 2009 in connection with its convertible note financing, the Company issued 6,924,057 and 410,210 shares of warrants that are currently exercisable into Series D redeemable convertible preferred stock at $0.2001 per share, respectively. The value of the warrant liability at issuance was $1,143,412. The value of the warrants as of December 31, 2009, calculated using an option pricing model was $1,136,975. The warrants will expire on October 26, 2019 and November 23, 2019.

As of December 31, 2009, the Company has outstanding warrants as follows:

Series B preferred stock	75,000
Series C preferred stock	1,032,438
Series D preferred stock	11,082,392
Common stock	295,119

7. Put Option Liability

During 2007, in connection with the Series D financing, the Company issued rights/obligations to purchase 97,114,942 shares of Series D redeemable convertible preferred stock at $0.2001 per share. The Company accounts for its rights to purchase shares of its Series D redeemable convertible preferred stock in accordance with FASB ASC 480, Distinguishing Liabilities From Equity. As this feature represents the right to acquire Series D redeemable convertible preferred stock, it must be recorded as a liability and carried at fair value at each reporting period. The Company measures the fair value of its put option liability using an option pricing model with changes in fair value recognized as nonoperating income or expense. The value of the put liability at issuance was $2,877,000. The right was exercised in April 2008.

8. Capital Structure

As of December 31, 2009, the Company had reserved shares of common stock for issuance as follows:

Exercise of common stock options	40,261,710
Conversion of Series A preferred stock	7,002,739
Conversion of Series B preferred stock	34,276,620
Conversion of Series C preferred stock	110,555,832
Conversion of Series D preferred stock	180,895,692
Exercise of common stock warrants	295,119

Redeemable Convertible Preferred Stock

At December 31, 2009, the Company is authorized to issue 5,733,884 shares of Series A redeemable convertible preferred stock (Series A), 17,779,414 shares of Series B redeemable convertible preferred stock (Series B), 69,682,941 shares of Series C redeemable convertible preferred stock (Series C), and 207,750,046 shares of Series D redeemable convertible preferred stock (Series D).

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance, January 1, 2000	–	$–	–	$–	–	$–	–	$–
Issuance of Series A 7% noncumulative redeemable convertible preferred stock, net of stock issuance costs	5,733,884	3,622,801	–	–	–	–	–	–
Accretion of issuance costs	–	2,978	–	–	–	–	–	–
Balance, December 31, 2000	5,733,884	3,625,779	–	–	–	–	–	–
Accretion of issuance costs	–	5,955	–	–	–	–	–	–
Balance, December 31, 2001	5,733,884	3,631,734	–	–	–	–	–	–
Issuance of Series B 7% noncumulative redeemable convertible preferred stock, net of stock issuance costs	–	–	15,204,414	11,822,910	–	–	–	–
Accretion of issuance costs	–	59,475	–	4,043	–	–	–	–
Balance, December 31, 2002	5,733,884	3,691,209	15,204,414	11,826,953	–	–	–	–
Issuance of Series B 7% noncumulative redeemable convertible preferred stock, net of stock issuance costs	–	–	2,500,000	1,958,332	–	–	–	–
Accretion of issuance costs	–	27,363	–	59,240	–	–	–	–
Balance, December 31, 2003	5,733,884	3,718,572	17,704,414	13,844,525	–	–	–	–
Accretion of issuance costs	–	27,363	–	66,569	–	–	–	–
Balance, December 31, 2004	5,733,884	3,745,935	17,704,414	13,911,094	–	–	–	–
Accretion of issuance costs	–	27,363	–	66,569	–	–	–	–
Balance, December 31, 2005	5,733,884	3,773,298	17,704,414	13,977,663	–	–	–	–
Issuance of Series C 7% noncumulative redeemable convertible preferred stock, net of stock issuance costs	–	–	–	–	52,187,850	28,767,186	–	–
Accretion of issuance costs	–	51,140	–	24,649	–	219,245	–	–
Dividends	–	233,554	–	861,065	–	1,355,724	–	–
Exercise of warrants	–	–	–	–	2,036	1,180	–	–
Balance, December 31, 2006	5,733,884	4,057,992	17,704,414	14,863,377	52,189,886	30,343,335	–	–
Issuance of Series C 7% noncumulative redeemable convertible preferred stock, net of stock issuance costs	–	–	–	–	16,460,617	9,547,158	–	–
Issuance of Series D redeemable convertible preferred stock, net of stock issuance costs	–	–	–	–	–	–	77,797,598	15,299,889
Accretion of issuance costs	–	13,464	–	55,372	–	255,064	–	1,975
Dividends	–	223,977	–	825,753	–	2,083,378	–	–
Reclassification to put option liability	–	–	–	–	–	–	–	(2,877,000)
Conversion of dividends to common stock	–	(457,531)	–	(1,686,818)	–	(3,439,101)	–	–
Balance, December 31, 2007	5,733,884	3,837,902	17,704,414	14,057,684	68,650,503	38,789,834	77,797,598	12,424,864

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Issuance of Series D redeemable convertible preferred stock in connection with licensing agreement	–	$–	–	$–	–	$–	3,878,835	$776,155
Issuance of Series D redeemable convertible preferred stock, net of stock issuance costs	–	–	–	–	–	–	97,114,942	19,361,936
Accretion of issuance costs	–	3,800	–	53,795	–	255,062	–	57,375
Reclassification of put option liability	–	–	–	–	–	–	–	2,877,000
Conversion to common stock	(1,798,510)	(1,205,002)	(538,681)	(430,945)	(62,407)	(36,196)	–	–
Balance, December 31, 2008	3,935,374	2,636,700	17,165,733	13,680,534	68,588,096	39,008,700	178,791,375	35,497,330
Issuance of Series D redeemable convertible preferred stock in connection with licensing agreement	–	–	–	–	–	–	2,104,317	421,074
Accretion of issuance costs	–	–	–	34,517	–	255,063	–	59,991
Balance, December 31, 2009	3,935,374	$2,636,700	17,165,733	$13,715,051	68,588,096	$39,263,763	180,895,692	$35,978,395

Annual accretion of issuance cost over the next three years will be as follows:

2010	$331,288
2011	230,297
2012	143,220
$704,805

Preferred Stock Voting

The convertible preferred stockholders have voting rights equal to the common stockholders on an as converted basis.

Conversion

The holders of the Series A, B, C and D Preferred Stock have the right to convert their Preferred Stock shares, at any time, in whole or in part, into shares of Common Stock at a ratio equal to (i) the applicable purchase price divided by (ii) the then applicable conversion price (in the case of the Series A Preferred, $0.67 divided by $0.376524; in the case of the Series B Preferred, $0.80 divided by $0.400640; in the case of the Series C Preferred, $0.58 divided by $0.359828; and in the case of the Series D Preferred, $0.2001 divided by $0.2001), subject to certain adjustments for dilution, if any, resulting from future stock issuances. Additionally, the convertible preferred shares automatically convert into common stock concurrent with the closing of a firm commitment underwritten public offering of common stock under the Securities Act of 1933, in which the Company receives at least $40,000,000 in gross proceeds and at least $0.6003 per share or on the effective date of a written election by the 62.5% of the preferred stock, voting together on an as converted basis as a separate class. The Company has reserved sufficient shares of common stock at December 31, 2009 for issuance upon the conversion of preferred stock and warrants.

Series D Pay-to-Play Conversion

At the Supplemental First Closing for the sale of the Company’s Series D preferred stock on March 5, 2008, investors of the Company’s Series A, B and C preferred stock (the “Existing Preferred Stock”) who did not fully participate in the purchase of their pro-rata share of Series D preferred stock had their shares of their individual holdings of the Existing Preferred Stock converted into shares of Common stock pro-ratably in order of Series A, Series B then Series C shares, respectively. The calculation was based on the then prevailing preferred stock to common stock conversion ratios of 1.84195 Common per Series A, 2.06696 Common per Series B and 1.66851 Common per Series C. These pay-to-play conversions resulted in 1,798,510 shares of Series A preferred stock, 538,681 shares of Series B preferred stock and 62,407 shares of Series C preferred stock being converted to 4,530,334 shares of common stock.

Preferred Stock Dividends

Series A, B, C and D convertible preferred stockholders are entitled to noncumulative dividends at an annual rate of 7% when and if declared. Dividends will be paid only when declared by the Board of Directors or upon a liquidity event or redemption out of legally available funds. No dividends have been declared as of or for any period prior to December 31, 2007. However, the Company converted the dividends of Series A, B and C shares accrued since the Series C financing date (February 17, 2006) into common stock (approximately $5.6 million) on the Series D financing date (December 14, 2007).

Liquidation Preference

Series A, B, C and D convertible preferred stockholders are entitled to receive, upon liquidation, dissolution or winding up of the Company (including consolidation or merger) a distribution of $0.335, $0.40, $0.29 and $0.2001 per share, respectively (subject to adjustment for a recapitalization), plus declared but unpaid dividends. Thereafter, the Series A, B, C and D stockholders will fully participate with common stockholders on an “as converted” basis for all remaining assets distributable to stockholders.

Redemption Rights

The holder of the preferred stock shall have the right but not the obligation to require redemption of the preferred stock at any time after the fifth anniversary of the Series D financing date. Redemption is subject to a 60-day notice with a) submission of at least 2/3 of Series D shares, as a separate class for redemption of Series D shares; and b) submission of at least 2/3 of Series A, B and C shares, together as one class, for the redemption of Series A, B and C shares. Redemption price per share is equal to original issue price (subject to adjustment for splits, stock dividends, combination of shares, reclassification or other similar event) plus all declared but unpaid dividends. The Series A, B and C redemption is grouped together and is available for redemption only after all of the Series D has been redeemed in full.

Stock Option Plan

In December 2000, the Board of Directors approved and adopted the 2000 Stock Option Plan (the Stock Option Plan), as amended. On December 14, 2007, an amendment was passed increasing the total number of shares of common stock available for awards from 16,034,447 to 44,074,105. Stock options granted under the Stock Option Plan may be incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value, and nonstatutory options may be granted to employees or consultants at exercise prices of no less than fair value of the common stock on the grant date, as determined by the Board of Directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value. Options expire no more than ten years after the date of grant or earlier if employment is terminated.

In addition, in connection with the Stock Option Plan certain employees and consultants may receive restricted stock. The employee is entitled to all of the rights of a shareholder unless otherwise specified. Upon termination of employee’s employment or consultant’s contract for services, any unvested restricted stock is forfeited.

As a result of the adoption of ASC 718, both loss from operations and net loss for the year ended December 31, 2009, 2008 and for the period from May 27, 1997 (inception) through December 31, 2009, include incremental stock-based compensation expense of $327,835, $314,880 and $1,103,673, respectively. For the year ended December 31, 2009 and 2008 and the period from May 27, 1997 (inception) through December 31, 2009, respectively, research and development expense include 94,697, $89,178, and $231,777 general and administrative expense include $233,138, $225,702 and $871,896 of stock compensation expense, respectively. Prior to the adoption of ASC 718, the Company accounted for stock-based compensation under the recognition and measurement provision of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations.

Upon adoption of ASC 718, the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value of the stock-based awards. The fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Use of a valuation requires management to make certain assumptions with respect to model inputs. Expected volatility was calculated based on an average of historical information of similar public entities for which historical information was available. The expected life was determined using the short-cut approach as described in SAB 107, which is the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate is based on the market yield on U.S. Treasury securities at five-year constant maturity. Forfeitures are estimated based on a historical percentage of actual option forfeitures. The assumptions used in the Black-Scholes option pricing model are as follows:

Year Ended December 31, 2009

Expected price volatility	73.15%
Risk-free interest rate	2.2%
Expected life of options (years)	6.25
Expected annual dividend per share	$0.00

Stock options under the Stock Option Plan typically vest ratably over four years from the date of grant. Options may be granted with different vesting terms from time to time. In the event option holders cease to be employed by the Company or the consultant’s services are terminated, all unvested options are forfeited and all vested options may be exercised for three months from the date of termination or until the expiration of the term of the option, whichever is shorter. The options issued to nonemployees are to be exercisable for not more than ten years after the grant and generally vest over four years.

As of December 31, 2009, the total unrecognized compensation cost related to non-vested stock options was approximately $453,712. This cost is expected to be recognized over a weighted average period of 1.75 years.

Stock option and restricted stock activity under the Stock Option Plan was as follows:

			Options Outstanding
	Shares Available for Grant	Restricted Shares	Number of Options	Option Price Per Share Range	Weighted-Average Exercise Price

Balance at December 31, 2007	30,854,756	1,424,959	11,523,875		$0.11
Options granted	(29,905,097)	–	29,905,097	$0.04
Options exercised	–	–	(85,205)	$0.12
Options forfeited	588,281	–	(588,281)	$0.10
Restricted stock grant	(512,827)	512,827	–
Balance at December 31, 2008	1,025,113	1,937,786	40,755,486		$0.08
Options granted	(80,000)	–	80,000	$0.04
Options exercised	–	–	(360,036)	$0.08
Options forfeited	213,740	–	(213,740)	$0.05
Restricted stock grant	–	–	–
Balance at December 31, 2009	1,158,853	1,937,786	40,261,710		$0.06
Expected to vest			37,988,786
Exercisable			21,383,427

The total fair value for options granted during 2009 was $2,120.

The following table summarizes information about stock options outstanding at December 31, 2009:

		Options Outstanding			Options Exercisable
Range of Exercise Prices		Number Outstanding as of December 31, 2009	Weighted-Average Remaining Contractual Term	Weighted- Average Exercise Price	Number Exercisable as of December 31, 2009	Weighted-Average Exercise Price

$0.04	$0.04	29,254,585	7.25	$0.04	12,259,359	$0.04
0.07	0.07	75,000	0.81	0.07	75,000	0.07
0.10	0.10	10,426,246	6.69	0.10	8,543,189	0.10
0.15	0.15	97,750	2.10	0.15	97,750	0.15
0.20	0.20	385,920	4.24	0.20	385,920	0.20
1.50	1.50	22,209	5.59	1.50	22,209	1.50
0.04	1.50	40,261,710	7.05	$0.06	21,383,427	$0.07

Cash proceeds for options exercised during 2009 were $6,966 having an intrinsic value of $0.

9. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company’s deferred tax assets were as follows:

	December 31
	2009	2008
Deferred tax assets (liabilities):
Net operating loss carryforwards	$41,671,000	$33,388,000
Research and development tax credit	5,318,000	3,739,000
Fixed assets	(49,000)	(132,000)
Other	527,000	393,000
Total net deferred tax assets	47,467,000	37,388,000
Valuation allowance for deferred net tax assets	(47,467,000)	(37,388,000)
Net deferred tax assets	$–	$–

Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance of approximately $47,467,000 and $37,388,000 at December 31, 2009 and 2008, respectively. The net valuation allowance increased by approximately $10,079,000 and $11,581,000 during the years ended December 31, 2009 and 2008, respectively.

As of December 31, 2009 and 2008, the Company had federal net operating loss carryforwards of approximately $108,000,000 and $87,262,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $3,577,000 and $2,773,000, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2019, if not utilized.

The Company recognized a tax benefit of approximately $523,430 in connection with the sale of New Jersey State net operating losses and New Jersey research and development credits during the year ended December 31, 2008.

10. Defined Contribution Plan

The Company has established a defined contribution pension plan (the Plan) covering all eligible employees. Employees are eligible to participate in the Plan following the completion of one year of service, as defined in the Plan document. Employee contributions may not exceed 15% of their compensation for the Plan year and the Company will match contributions at its discretion. The Company also has the discretion to make an annual contribution to the Plan. As of December 31, 2009, no employer contributions were made to the Plan.

11. Other Licensing Arrangements

In August 2008, the Company in-licensed certain technology from an unrelated third party and will use that technology to further develop ArikaceTM for pulmonary delivery in connection with the treatment of cystic fibrosis. In the event of commercialization, the Company will owe future royalty payments. In connection with the agreement, for the year ended December 31, 2009 and 2008, respectively, the Company issued 2,104,317 and 3,878,835 shares of Series D Redeemable Convertible Preferred Stock.

12. Subsequent Events

On February 23, 2010, the Company closed another round of its convertible note financing amounting to $6,129,054.

The Company evaluated events that occurred subsequent to December 31, 2009 through April 27, 2010, which is the date the financial statements were available to be issued.